SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                SCHEDULE 14D-9/A


                      Solicitation/Recommendation Statement
                       Pursuant to Section 14(d)(4) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 1)

                               TEL OFFSHORE TRUST
                            (Name of Subject Company)

                               TEL OFFSHORE TRUST
                      (Name of Person(s) Filing Statement)

                          Units of Beneficial Interest
                         (Title of Class of Securities)

                                    872382106
                      (CUSIP Number of Class of Securities)

                    Chase Bank of Texas, National Association
                                Corporate Trustee
                                 P. O. Box 4717
                            Houston, Texas 77210-4717
                                 (713) 216-5712
                  (Name, address and telephone number of person
          authorized to receive notices and communications on behalf of the person(s) filing statement)





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     This  amendment is made to include the  additional  exhibit  filed with the
Securities and Exchange Commission on Form 8-K and distributed on February 13, 1998 to holders of Units of Beneficial Interest of the Trust.

Item 9.  Material to Be Filed as Exhibits

         (a) 99.3 "Letter Report as of October 31, 1997 on Reserves and Revenue of Certain Properties owned by the Tel Offshore Trust Partnership -- SEC Case" prepared by DeGolyer and MacNaughton. (Incorporated herein by reference to the Form 8-K filed by the Trust on February 13, 1998).



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



         Signature. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             TEL OFFSHORE TRUST

                                             By:      Chase Bank of Texas,
                                                      National Association,
                                                      Corporate Trustee



                                              By:     /s/ Pete Foster
           February 12, 1998                          -------------------------
               (Date)                                 Pete Foster
                                                      Senior Vice President and
                                                      Trust Officer




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